Exhibit 10.19

BIOATLA, LLC

11085 Torreyana Rd.

San Diego, CA 92121

October 21, 2013

Richard Waldron

[***]

[***]

Re: Offer of Employment

Dear Richard:

I am pleased to offer you employment with BioAtla, LLC, a Delaware limited liability company ("Company"). Once signed by you, this Offer Letter will confirm your acceptance of the following terms and conditions:

1.
Your title will be Chief Financial Officer, reporting to the Chief Executive Officer or President (CEO). Your duties and responsibilities will include all aspects of the Company's finances and financial planning, preparing the Company for and assisting with private or public financings, and such other duties as shall be assigned to you from time to time by the CEO. Your main work location will be at the Company's corporate headquarters in San Diego, California, although you will be required to travel on behalf of the Company, as and when directed by the Company.
2.
Your employment is to begin effective as of November I, 2013. You agree to relocate to San Diego on or before January 31, 2014.
3.
You will receive a base salary of $200,000 per year (the "Base Salary."), which shall be paid on a regular basis in accordance with the Company’s normal payroll procedures and policies. You will also receive paid vacation, and the other benefits that the Company provides, if any, o comparable employees in accordance with the: Company's policies and procedures. Also, on or before November 15, 2013, the Company will make a payment to you in the amount of $10,000 (the "Signing Bonus").
4.
In addition to your Base Salary and the Signing Bonus, you will be able to participate in the Company's incentive bonus plan.

Under such plan, for the remainder of 2013, you will be eligible to earn up to $20,833.33 based on the Company's successful closing of an equity financing of at least $20,000,000 during 2013, such bonus, if any, to be paid on February 17, 2014.

Under such plan, for the first full calendar year of your employment, you will be eligible to cam up to $125,000 ("'Target Bonus "). One-third of the Target Bonus will be based on the Company's successful closing of an equity financing of at least $20,000,000 during 2013 or 2014, one-third of the Target Bonus will be based on the successful closing of an initial public offering by the Comp any and one-third of the Target bonus will be based on the Company meeting its 2014 budget. Such bonus, if any, shall be paid on February16, 2015.

All bonuses are fully discretionary and the timing of payment can be delayed, and the amount actually allocated and/or paid (if any) to you as a bonus can be higher or lower, based on your performance, the Company's performance and other business factors, as determined by the Company's Board of Managers ("Board"), in its sole discretion. In addition, if you are allocated a bonus (as determined by the Board) you must be actively employed by the Company on the date when the bonus is paid to be entitled to receive such a bonus.

5.
Following the date of your hire and signing of the appropriate related agreements during the first 90 days of employment, you will be entitled to receive that number of Class B Profits Interest Units of the Company equal to 1% of the outstanding Units on your date of hire (the “Units”) under the Company's Amended and Restated Profits Interest Incentive Plan ("fl.an"). The Units will be subject to the terms of the Plan and the Unit Issuance Agreement between you and the Company evidencing the grant (the “Issuance Agreement") as well as the Company's Amended and Restated Operating Agreement (the “Operating Agreement "). The Units generally are intended to qualify as “profits interests" under Revenue Procedure 93-27 and Revenue Procedure 2001-43 and thus shall not participate with respect to any Net Income or Net Loss of the Company prior to the issuance date of the Units (nor shall such Units be attributed any value of the assets of the Company held immediately prior to the issuance date of such Units). Subject to the terms of the Plan, the Issuance Agreement and the Operating Agreement, the Units will vest over a period of four (4) years in accordance with the following schedule: 25% of the Units shall vest after the first 12 months of continuous service and the balance of the Units shall vest in equal monthly installments over the next three years of continuous service. 50% of the unvested Units shall vest in the event of a Change of Control (as defined in the Plan), and the remainder shall vest in the event the Issuance Agreement is not assumed, or you are terminated within 12 months without cause after the Change of Control. As a condition precedent for receiving the Units, you will be required to become a party to the Operating Agreement. Please note, inasmuch. as the Units are wholly subject to Board approval. the terms and conditions of the Plan, the Issuance Agreement and the Operating Agreement, nothing in this Offer Letter shall vary the terms of any Issuance Agreement signed by the Company and you and in the event of a conflict between this Agreement and any Issuance Agreement, the terms of the Issuance Agreement shall govern.
6.
This is a full-time position, and you will be expected to devote substantially all of your working time and ability to the performance or your duties. You will also be expected to give the Company your undivided loyalty, and to refrain from any other employment or outside activity that might interfere with your duties to the Company or create a potential or actual conflict of interest. Regardless, such activities would require written approval from the CEO.
7.
This offer is not to be considered a contract guaranteeing employment for any specific duration. Your employment with the Company is “at-will'' and, therefore, is not guaranteed. You are free to quit, and the Company is entitled to terminate your employment at any time, with or without cause or prior warning. This provision for “at-will” employment supersedes all prior agreements and understandings concerning termination of employment, whether oral, written, or implied, and it can be changed or revoked only in a writing signed by you and the Chief Executive Officer or President of the Company.
8.
In addition to the salary package described above, you will be reimbursed for any Company-approved and IRS permitted out-of-pocket expenses (other than Company-approved expenses which are charged by you on Company credit cards), in accordance with our policies. Commuting expenses, including lodging and meals, incurred prior to your relocation to San Diego, and relocation expenses, shall not be reimbursed.
9.
As a condition of employment, you must agree to sign and abide by the Company's Employee Proprietary Information and Inventions Agreement ("'EPIIA")
10.
You also agree to comply with the Company’s rules, policies and procedures as they are issued from time to time by the Company.
11.
Before commencing employment, you must provide proof of your identity and authorization to work in the United States, fill out a form I-9 as required by federal immigration laws, and pass the Company's background check.
12.
This Offer Letter and the EPIIA sets forth the entire agreement between you and the Company with respect to the subject matter thereof. Once signed by you and an officer of the Company, this Offer Letter and the EPIIA will become legally binding contracts. and will supersede all prior agreements, promises, and understandings between you and the Company.
13.
This Offer Letter will be governed by and construed in accordance with the laws of the State of California. You and the Company expressly consent to personal jurisdiction and venue in San Diego County, California. or the state and federal courts for San Diego County, the location of the Company's principal place of business is located, for any lawsuit filed there arising from or related to this Offer Letter. The validity or unenforceability of any provision of this Offer Letter, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Offer Letter.
14.
All payments made pursuant to this Offer Letter shall be subject to withholding of applicable income and employment taxes. The Company may withhold from any payments made under this Offer Letter all authorized or legally required deductions and withholdings, including but not limited to income, employment, and social insurance taxes. Nothing in this Agreement shall create any obligation on the part of the Company to indemnify, reimburse, gross up, or otherwise compensate you for any taxes. interest, penalties. costs, losses, damages, or expenses arising out of any violation of tax laws or any corresponding provision of law. Your signature below constitutes your agreement with the Company's employment terms and conditions.

To confirm that you agree to the terms stated in this Offer Letter. please sign and date the enclosed copy of this Offer Letter and return it to me as soon as possible, but no later than October 23, 2013.

On behalf of the Company, I am very pleased to make this offer and look forward to you joining our team.

Very truly yours,

BIOATLA, LLC

By:

/s/ Jay M. Short, Ph.D.
Jay M. Short, Ph.D. Chairman & CEO

I agree to the terms stated in this letter.

Dated: October 23, 2013

/s/ Richard Waldron
Richard Waldron